Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

	Press Contact:	Jessica Randall
Corporate Communications Manager
(704) 357-0298

Jack Henry & Associates Elevates Mark Forbis to Executive Vice President and
Chief Technology Officer
Three divisional presidents and two general managers appointed to new corporate vice president positions

MONETT, Mo. - July 3, 2018 - Jack Henry & Associates, Inc.® (NASDAQ:JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Today, the company announced that Mark Forbis, Vice President and Chief Technology Officer, has been promoted to Executive Vice President and Chief Technology Officer. Effective with this appointment, the company is also promoting its three divisional presidents and two general managers into corporate vice president positions.
Forbis began his career in 1982 with Systematics (now Fidelity Information Systems) in its data center in Fayetteville, Arkansas while attending the University of Arkansas. He moved to Monett, Missouri in 1988 to join JHA’s CIF 36 Support Department, and in the years that followed he served in diverse roles within the organization. He was instrumental in researching, developing, and enhancing the SilverLake System® core platform, served as an Installation Manager, and managed the Image and Item Processing division where he was responsible for development, installation, and support of the company’s check and document image products. In 2003, he was named General Manager of Technology Services, where he focused on the technology direction of the company’s core banking and credit union platforms and numerous complementary products. Forbis was named Vice President and Chief Technology Officer in 2006.
David Foss, President and CEO of Jack Henry & Associates, stated, "Mark has been instrumental in molding our technology direction for decades, and I’m confident that his leadership and dedication will continue to keep us positioned as the leader in our industry. I congratulate Mark on this well-deserved appointment to Executive Vice President and Chief Technology Officer."
The company also appointed five corporate vice presidents:

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Greg Adelson is now Vice President of Jack Henry & Associates and General Manager of JHA Payment Solutions™. Adelson has more than 20 years of electronic payment experience in remittance processing, credit card, pre-paid, and bill payment. He held executive leadership positions as Chief Revenue Officer with Regulus, Chief Operating Officer with FSV Payments and National Processing Company, and President with ChoicePay. He joined JHA in July 2011 as group president of iPay and served in that role until July 2014 when he was promoted to General Manager.

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Russ Bernthal is now Vice President of Jack Henry & Associates and President of ProfitStars®. Bernthal joined JHA in 2005 through the acquisition of Tangent Analytics, Inc. where he served as President and CEO. In July 2014 he was promoted from Group President of Software Solutions to President of ProfitStars. He has more than 35 years of entrepreneurial and leadership expertise in software products, consulting services, business development, and proଁtable operations throughout the global market. He has led or participated in the development of multiple product and consulting companies during his career.

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Ted Bilke is now Vice President of Jack Henry & Associates and President of Symitar®. Bilke joined the Symitar team as Director of Operations in October 2005 and was promoted to General Manager of Episys® Operations & Development in October 2008. In July 2010, he was named President of Symitar. He has initiated and championed several significant initiatives since joining Symitar focused primarily on improving customer satisfaction, business processes, and market competitiveness.

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Ron Moses is now Vice President of Jack Henry & Associates and General Manager of Consumer and Commercial Solutions. Moses joined JHA in 1999 when the company acquired BancTec Financial Services. He currently leads the operations and strategic direction of multiple products at JHA including its fraud solutions, internet solutions, and platform solutions. Previously Moses was the General Manager of Imaging Solutions

and the Senior Director of Development for multiple products including the core banking solutions for JHA. He has 29 years of development and management experience in the financial services industry.

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Stacey Zengel is now Vice President of Jack Henry & Associates and President of Jack Henry Banking®. Zengel joined JHA in 1999 in conjunction with its BancTec Financial Services acquisition. He was promoted to be JHA’s first General Manager of Imaging Solutions in 2004 and served in that capacity until 2012 when he became General Manager of JHA OutLink Processing Services™, the company’s outsourcing business. He was promoted to Jack Henry Banking brand president in 2014. Zengel has 23 years of banking industry experience.

Foss added, “Our leadership team at JHA continues to strengthen in experience, tenure, and value to our organization. I’d like to thank Greg, Russ, Ted, Ron, and Stacey for their ongoing commitment to JHA and congratulate them on their expanded roles.”
About Jack Henry & Associates, Inc.
Jack Henry & Associates, Inc.® (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Its solutions serve more than 9,000 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion-dollar institutions with information processing solutions. Symitar® is a leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking information.
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